Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2008, relating to the consolidated financial statements and consolidated financial statement schedule of PAETEC Holding Corp. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the merger with US LEC Corp. on February 28, 2007 and a change in the Company’s method of accounting for stock-based compensation on January 1, 2006, to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Rochester, New York

June 11, 2008